Exhibit 10.25

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (the “Agreement”) is entered into as of the 1st day of December 2009 (the “Effective Date”), by and between Anheuser-Busch, Incorporated, a Missouri corporation (“Licensor”), and Busch Entertainment LLC, a Delaware limited liability company (“Licensee”, and each of Licensor and Licensee, a “Party”).

WHEREAS, Licensor exclusively owns the marks identified on Exhibit A and is the registrant of the Internet domain names identified on Exhibit B (collectively, “Licensed Marks”);

WHEREAS, Anheuser-Busch Companies, Inc., a Delaware corporation (“Seller”), BPOF Corp., a Delaware corporation, HSHO Corp., a Delaware corporation, SW Acquisitions Co., Inc. (formerly known as Orca Acquisition Co., Inc.), a Delaware corporation, Anheuser-Busch InBev SA/NV, a public company organized under the laws of Belgium (“ABI”), solely with respect to Section 5.3, Section 5.11, Article VII, Section 9.8 and Section 9.9 therein, and the Limited Partnership Entities named therein, solely for purposes of Section 2.2 and Section 5.23 therein, have entered into that certain Purchase Agreement, dated as of October 7, 2009 and amended and restated as of November [    ], 2009, (“Purchase Agreement”), pursuant to which, among other things, Seller has agreed to cause Licensor to license the Licensed Marks to Licensee at the closing of the transactions contemplated by the Purchase Agreement;

WHEREAS, Seller and Licensee entered into that certain Sponsorship Agreement (“Sponsorship Agreement”), dated as of December 1, 2009, pursuant to which, among other things, Seller and Licensee have agreed to certain sponsorship benefits that Seller will receive with regard to the Parks and the Program (as such terms are defined in the Sponsorship Agreement); and

WHEREAS, in order to effect the purposes of the Sponsorship Agreement, Licensor wishes to grant to Licensee, and Licensee wishes to obtain a license to, the Licensed Marks on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as set forth in the Purchase Agreement. The following capitalized terms used in this Agreement shall have the meanings set forth below.

(a) “Ancillary Sublicense” has the meaning ascribed to it in Section 2(b)(i)A.

(b) “Affiliate” means, with respect to any Person, any Person directly .or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c) “Busch Gardens Theme Parks” means the following two (2) amusement parks: (i) Busch Gardens, Williamsburg, Virginia, and (ii) Busch Gardens, Tampa, Florida.

(d) “Change of Control” of a Person (the “Target”) shall mean the occurrence of one of the following events: (i) if any Competing Person shall acquire beneficial ownership of more than 50% of the issued and outstanding voting securities of such Target, (ii) the consummation of a merger, consolidation, binding share exchange or other business combination of such Target into or with another Competing Person in which the stockholders of such Target immediately prior to the consummation of such transaction shall own less than 50% of the voting securities of the surviving Person (or the parent of the surviving Person where the surviving Person is wholly owned by the parent) immediately following the consummation of such transaction, or (iii) the consummation of the sale, transfer, lease or other disposition (but not including a pledge or mortgage to a bona fide lender) of all or substantially all of the assets of such Target to a Competing Person.

(e) “Chosen Courts” has the meaning ascribed to it in Section 13(c).

(f) “Claims” has the meaning ascribed to it in Section 8(a).

(g) “Competing Person” shall mean any Person (i) whose primary business (50% or more of its annual revenues) for the fiscal year preceding the date of determination is manufacturing, brewing, importing or wholesaling of beverages, (ii) whose primary public identity is manufacturing, brewing, importing or being a wholesaler of beverage products, or (iii) who is a direct or indirect subsidiary of any Person described in (i) or (ii).

(h) “Coverage Amount” means Ten Million U.S. Dollars (U.S. $10,000,000) except that on January 1, 2010 and on January 1 of each succeeding year during the Term, the Coverage Amount shall be reevaluated and shall be increased by One Million U.S. Dollars (U.S. $1,000,000) for each ten (10) percentage increase in the Consumer Price Index (U.S. City Average) published by the Bureau of Labor Statistics over the Consumer Price Index as of the Closing Date.

(i) “Divested Entity” means any former Affiliate of Licensee owning one or more Theme Parks as and from the moment it no longer constitutes an Affiliate hereunder because of a sale, conveyance or other transfer or change of control of such Affiliate.

(j) “Effective Date” has the meaning set forth in the preamble.

(k) “Existing Park Sublicense” means a sublicense of this Agreement, on substantially similar terms as if such sublicensee were the “Licensee” hereunder, solely to operate the Theme Parks that the sublicensee owns on the date that the sublicense is granted, but with no rights to use the Licensed Marks in connection with any New Parks.

(l) “Field of Use” means all current and future activities and services related to operation, marketing, promotion and advertising of the Theme Parks, in all current and future forms and media, including the Internet, electronic and social media.

(m) “Licensor Indemnified Party” has the meaning ascribed to it in Section 8(a).

(n) “Law” means all federal, state and local laws, regulations, rules and ordinances, and all applicable industry and governmental standards and guidelines.

(o) “Licensed Items” means any item produced, used, distributed, offered for sale or sold in connection with the Theme Parks and any packaging, advertising and promotional materials used in connection therewith and the promotion thereof; provided that Licensed Items shall not include any beverage product, obscene or pornographic materials, items with a sexual function or purpose, firearms or other weapons, toys or video games that are violent in nature, cigarettes or any substance regulated under the Controlled Substance Act. For the avoidance of doubt, nothing contained herein shall restrict the sale of beverages or cigarettes on the premises of any Theme Park, provided that such items themselves are not branded with the Licensed Marks.

(p) “Licensed Marks” has the meaning set forth in the preamble.

(q) “New Parks” means any amusement or theme park anywhere in the world which Licensee or any of its Affiliates, any Acquirer or any Divested Entity shall own after the Effective Date that is similar in design and nature to one or more of the following parks: Discovery Cove, SeaWorld Orlando, SeaWorld San Antonio, SeaWorld San Diego, Busch Gardens Tampa, Busch Gardens Williamsburg, Adventure Island, Water Country USA, Aquatica and Sesame Place as they were operated as of the Effective Date. For clarity, a “New Park” includes an amusement or theme park (i) built after the Effective Date and (ii) in existence as of the Effective Date, but rebranded with the Licensed Marks thereafter. As an illustrative but not limiting example, the Parties agree that “New Parks” includes parks with air, land or water-based rides, animals, historical or cultural themes and/or themes around fictional characters but excludes parks whose primary attraction or theme is video games, concert music halls, sporting events, or cruise ships.

(r) “New Trademark Use” has the meaning ascribed to it in Section 3.

(s) “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a government entity, a trust or other entity or organization.

(t) “Security Interest” has the meaning ascribed to it in Section 11.

(u) “Sublicensee” means a sublicensee of Licensee as permitted by Section 2(a)(iii).

(v) “Term” has the meaning ascribed to it in Section 7(a).

(w) “Theme Park Operator” has the meaning ascribed to it in Section 2(b)(i)B.

(x) “Theme Parks” means (i) the Busch Gardens Theme Parks and (ii) the New Park, once branded or rebranded with “Busch Gardens”.

(y) “Trademark” means trademark, service mark, trade name, corporate name, logo, trade dress, domain name or any other indicator of source or origin.

(z) Other Definitional Provisions. Unless the express context otherwise requires:

(i) the words “hereof”, herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(iii) references herein to a specific Section, Subsection, Exhibit or Schedule shall refer, respectively, to Sections, Subsections, Exhibits or Schedules of this Agreement;

(iv) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(v) references herein to any gender includes each other gender; and

(vi) for purposes of this Agreement, neither Licensee nor any of its subsidiaries will be deemed to be an Affiliate of Licensor or any entity controlling Licensee before the Effective Date.

2. License.

(a) Grant of Rights.

(i) Theme Parks. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee, effective as of the Effective Date, a perpetual, exclusive (even as against Licensor and its Affiliates), royalty-free, non-transferable, and non-assignable (except to the extent expressly permitted in Sections 13 and 14), non-sublicensable (except to the extent expressly permitted in Sections 2(b) and 12) and worldwide license to use and display the Licensed Marks as Trademarks (other than as corporate or trade names) within the Field of Use. Subject to Licensor’s rights under Section 7(b), Licensee is under no obligation to use the Licensed Mark.

(ii) Merchandising. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee a perpetual, exclusive, royalty-free, nontransferable, non-assignable (except to the extent expressly permitted in Section 12), nonsublicensable (except to the extent expressly permitted in Sections 2(b) or 12) and worldwide license to use and display the Licensed Marks as Trademarks (other than as corporate or trade names) on or in the Licensed Items or in connection with the production, use, distribution, offer for sale or sale thereof. Subject to Licensor’s rights under Section 7(b), Licensee is under no obligation to use the Licensed Marks.

(iii) Exclusivity. To support the exclusive nature of the above licenses, Licensor agrees that, during the Term, Licensor and its Affiliates will not use or license to any other Person the right to use (A) any Trademark containing the word “Busch” or “Bush” (or any translation or transliteration thereof) in the Field of Use or in connection with Licensed Items used to promote amusement or theme parks; or (B) any Trademark containing the words “Busch Garden(s)” or “Bush Garden(s)” as a whole (or any translation or transliteration thereof) for any purpose. For clarity, this Section 2(a)(iii) shall not prohibit, limit or restrict Licensor, its Affiliates or their licensees from using or licensing any Trademark containing the word “Busch” or “Bush” without the word “Garden” or “Gardens” on any merchandise, promotional items, or marketing or advertising materials (including those used to promote the sale and consumption of beer and other beverages) so long as such use does not suggest a corporate or “Busch”- branded endorsement of any other amusement or theme park or its operator. As an illustrative but not limiting example, Licensor may advertise its products within an amusement or theme park, or for morale purposes, host a corporate-sponsored free day for employees at a competing amusement or theme park, but Licensor and its Affiliates will not serve as a corporate or brand-based sponsor for any other amusement or theme park or its operator. Without limiting the foregoing, this Agreement will not be violated if Licensor or its Affiliates use the words (A) “Busch” or “Bush” in a non-trademark manner or in a manner consistent with “fair use”; or (B) “Busch Gardens” in a non-trademark manner to describe accurately Licensor’s corporate history and the transactions described in the Purchase Agreement and herein.

(b) Sublicensing.

(i) Licensee may sublicense the rights granted in Section 2(a) without the right to further sublicense such rights (other than as expressly indicated herein), as follows:

A. to advertisers, distributors, vendors, suppliers and other Persons, with no further right to sublicense such rights, as necessary or desirable for Licensee to exercise its own rights under the license in Section 2(a), but not for any other use (including any use for their own benefit) by such advertisers, distributors, vendors, suppliers and other Persons (an “Ancillary Sublicense”);

B. to one or more Persons who leases one or more Theme Parks or operates or manages one or more of the Theme Parks on Licensee’s behalf (a “Theme Park Operator”), with the right of such Theme Park Operator to grant Ancillary Sublicenses but no other sublicenses, provided that Licensee or its agents must directly supervise all material aspects of such Theme Parks’ design and operation;

C. as permitted in Section 12(b); and

D. to its Affiliates, so long as they remain Affiliates of Licensee, who have the further sublicensing rights in subsections (A)-(C) above.

(ii) Each sublicense granted by Licensee or Sublicensee shall be in writing and shall provide that Licensor is a third party beneficiary of such sublicense, and that Licensor is entitled to enforce directly upon the Sublicensee the terms of this Agreement relating to the Licensed Marks, including the sampling and quality control obligations set forth herein.

(iii) Each sublicense shall not allow for further sublicensing, except for Ancillary Sublicenses.

(iv) Licensee shall notify Licensor promptly of, and in no event more than ten (10) days after, entering into a sublicense, and upon Licensor’s request, shall provide Licensor with a copy of each such sublicense.

(v) Licensee shall enforce the terms of each sublicense unless Licensor has agreed with Licensee that enforcement may be waived.

(vi) Licensee shall remain liable to Licensor hereunder for any and all damages suffered by Licensor or its Affiliates due to acts or omissions of any Sublicensee under any sublicense as if such acts or omissions were made by Licensee directly, provided that Licensor may not make a duplicate recovery against both Licensee and any Sublicensee with respect to any such same act or omission. A material breach by a Sublicensee of its sublicense (and Licensee’s failure to prevent same) shall not constitute a material breach of this Agreement by Licensee for purposes of termination this Agreement pursuant to Section 7(c)(i) unless (y) such Sublicensee does not cure such material breach within forty-five (45) days after (1) receipt of notice from either Licensor (with a copy to Licensee) or Licensee or (2) Licensor notifying Licensee of such matter, or (z) Licensee has not, after using reasonable best efforts to have its Sublicensee cure such material breach, terminated the applicable sublicense at the end of such forty-five (45) day period.

(c) Domain Names.

(i) Notwithstanding anything herein to the contrary, and subject to Section 3, Licensee may use domain names included in the Licensed Marks only as domain names and not as any other type of Trademark.

(ii) Without limiting transfers in Section 2(c)(iii), Licensee shall not, and shall specify in any sublicense agreement that such Sublicensee shall not register or apply for any Internet domain name that contains any of the Licensed Marks or any Trademark that is confusingly similar thereto.

(iii) During the Term, Licensor agrees that it or its Affiliates will remain the registrant of all domain names included in the Licensed Marks; provided however, that Licensor shall give Licensee at least thirty (30) days advance notice of its intent to cancel or no longer maintain any such domain names, and at Licensee’s request and expense, will transfer same to Licensee. Licensor agrees that Licensee shall, subject to the terms hereof, including those pertaining to standards of use and quality control: (i) have exclusive control over the content and operation of all websites operating under any Licensed Marks, including redirecting the domain names included in the Licensed Marks to the server Internet protocol (IP) address designated in writing by Licensee, and (ii) to the extent possible, be the first and primary point of communication (e.g., the administrative and technical contact) with the applicable registrar for such domain name.

(d) Licensed Marks Used at Theme Parks. Licensor represents and warrants that, except for the Trademarks set forth on Schedule 5.6(a) of the Purchase Agreement and the Trademarks owned by Licensee or its subsidiaries (or licensed to Licensee or its subsidiaries from third parties), the Licensed Marks are all of the material Trademarks used at the Theme Parks as of the Effective Date. If either Party discovers any “Busch Gardens” Trademark (other than a corporate name or trade name) that is owned by Licensor or its Affiliates (other than Licensee and its subsidiaries) and used in the Theme Parks as of the Effective Date, the Parties will amend the definition of “Licensed Marks” to include same.

(e) Combination/Composite Marks. Except as expressly set forth in this Agreement, neither Licensee nor any Sublicensee shall use the Licensed Marks: (i) as part of any composite Trademark bearing Licensee’s or any Sublicensee’s Trademarks; (ii) as part of any composite Trademark bearing any Trademark of any Person; or (iii) as a part of any other combination or composite mark. The foregoing restriction shall not prohibit Licensee or its Affiliates from using the Licensed Marks in connection with the names of any New Parks owned by Licensee or its Affiliates.

(f) Products/Services. Except as expressly set forth in this Agreement, the Licensed Marks shall not be used by Licensee to identify products or services other than Licensed Items or within the Field of Use.

(g) Alterations/Display. When Licensee uses the Licensed Mark “Busch Gardens”, (i) Licensee must use the words “Busch Gardens” together and may not use the word “Busch” separately from the word “Gardens” and (ii) the word “Busch” must appear in equal prominence as the word “Gardens”.

(h) Reservation of Rights. This Agreement provides Licensee with no right to use any Trademark or other intellectual property of Licensor or its Affiliates, except for the Licensed Marks as expressly permitted by and subject to this Agreement. All rights in the Licensed Marks other than the rights expressly granted to Licensee by this Agreement are hereby reserved to Licensor.

(i) Websites. Each Party agrees that it and its Affiliates will not link its websites to the other Party’s and its Affiliates’ websites, without consent, except as provided for in the Purchase Agreement and/or the Sponsorship Agreement.

3. Sampling and Approval.

Licensee must submit any proposed (i) new translation, transliteration, modification or stylization of any Licensed Marks or inclusion in a new composite Trademark or domain name, (ii) new use of the Licensed Marks within the Field of Use, (iii) new use of a Licensed Mark on a Licensed Item, (iv) adoption of a Licensed Mark in a new country or jurisdiction or (v) new registration of any Licensed Mark in any country or jurisdiction (each, a “New Trademark Use”) by Licensee or any Sublicensee to Licensor for prior review and approval to ensure that such New Trademark Use is in compliance with this Agreement, and such approval shall not be unreasonably withheld. Licensee shall, and shall provide in any sublicense agreement that such Sublicensee shall, submit all requests for approval of a New Trademark Use in writing and furnish to Licensor’s designated contact on Exhibit C samples of and/or applicable information relating to such proposed New Trademark Use. Licensor shall have twenty (20) days from the date Licensor receives such samples or information to object to any proposed New Trademark Use, and if Licensor does not respond within such twenty (20) day period, then Licensee shall resubmit such approval materials and provide notice of such resubmission to Licensor’s additional contacts on Exhibit C, with a prominent header on the top page or front of such submission saying “FINAL NOTICE FOR APPROVAL” or words of similar import. If Licensor does not object within twenty (20) days of receiving such second notice, Licensor shall be deemed to have consented to such use. Any objection by Licensor must be reasonably detailed so as to facilitate cure by Licensee, who may resubmit the New Trademark Use, subject to the above timetable. Licensor shall not object to any New Trademark Use if it does not (i) exceed the scope of Licensee’s rights in this Agreement, (ii) violate any provision of Section 4, (iii) violate any Person’s rights or (iv) harm Licensor’s rights in the Licensed Marks. If any of the foregoing will occur, Licensor shall not be deemed to have unreasonably objected to a New Trademark Use. Once a New Trademark Use is approved, such New Trademark Use need not be submitted for further approvals, unless such New Trademark Use is altered in any way (other than insignificant alterations) thereafter. Licensee shall ensure that no approved New Trademark Uses are altered in any way (other than insignificant alterations) without prior notification to Licensor, for which the above procedures shall apply. Licensor agrees that any uses of the Licensed Marks in a manner consistent with their use immediately prior to the Effective Date does not require further approval from Licensor.

4. Quality Control.

(a) Licensee shall ensure that the Licensed Marks are used in a manner that (i) is consistent with the purpose of the Theme Parks; (ii) complies with Licensor’s branding guidelines as may be reasonably updated and provided to Licensee by Licensor from time-to-time, and any other reasonable standards, guidelines and formats provided to Licensee from time-to-time; and (iii) is in accordance with good trademark practice in the applicable country or jurisdiction.

(b) Licensee acknowledges the high standards, quality, style and image of the Licensed Marks and that the quality control provisions of this Agreement are designed to ensure that all uses of the Licensed Marks are consistent with the reputation for high quality symbolized by the Licensed Marks and attributed to Licensor. Licensee shall ensure that:

(i) the operation of the Theme Parks, in connection with the grant of rights in Section 2(a), shall be consistent with the high standards and practices employed by Licensor in connection with its operation of the Busch Gardens Theme Parks;

(ii) all Licensed Items (A) shall be suitable for their intended use; (B) shall not be designed or produced to be inherently dangerous or contain or be packaged in any injurious, poisonous, deleterious or toxic substance or material; and (C) shall be manufactured, offered for sale, sold, labeled, packaged and distributed, advertised and otherwise exploited, in accordance with all applicable Laws (including all child and other labor Law, all customs requirements country of origin regulations, Laws relating to health and safety, such as flammability-related Laws);

(iii) the Licensed Marks are not used by Licensee and the Theme Parks are not operated in any manner that would reflect adversely on the reputation for high quality symbolized by the Licensed Marks or the reputation of Licensor or its Affiliates;

(iv) neither Licensee nor any Sublicensees use the Licensed Marks in any manner that devalues, injures, demeans or dilutes the reputation of the Licensed Mark or the reputation of Licensor or its Affiliates; and

(v) the use of the Licensed Marks shall adhere to a level of quality at least as high as the highest standard used by the Licensee in connection with its use of any Trademarks it may own, develop or acquire.

(c) Upon the reasonable request of Licensor, Licensee shall deliver to Licensor representative samples of any of its uses of the Licensed Marks (including any uses in or on advertising materials) and any Licensed Items as necessary to ensure the above standards are being maintained.

(d) Non-compliance of Licensee with this Section 4 shall constitute a material breach of Licensee hereunder.

5. Notices and Legends.

(a) Uses of the Licensed Mark shall reasonably include any notices and legends required by applicable Law or as reasonably requested by Licensor to preserve the validity of or Licensor’s rights in and to the Licensed Marks, including where applicable the ® and TM notices.

(b) Each trademark notice need be used only the first time the Licensed Mark appears or is displayed in such materials.

6. Intellectual Property Rights.

(a) Licensee acknowledges and agrees that, as between Licensor and Licensee, Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Marks and is entitled to all goodwill associated therewith, and that all uses of the Licensed Marks by Licensee and any Sublicensees and the goodwill generated thereby shall inure solely to the benefit of and be on behalf of Licensor. Licensee acknowledges and agrees that nothing in this Agreement shall give Licensee or any Sublicensees any right, title or interest in or to the Licensed Marks or the goodwill associated therewith, other than the right to use the Licensed Marks solely in accordance with and subject to this Agreement. To the extent that any rights in or to the Licensed Marks are deemed to accrue to Licensee or any Sublicensees anywhere in the world pursuant to this Agreement, any use of the Licensed Marks or otherwise, Licensee hereby assigns, and shall specify in any sublicense agreement that such Sublicensee shall, assign all such rights, at such time as they may be deemed to accrue, to Licensor.

(b) Licensee shall not, and shall specify in any sublicense agreement that such Sublicensee shall not, at any time during or after the Term:

(i) challenge, contest or attack, directly or indirectly, Licensor’s right, title or interest in or to any of the Licensed Marks in any jurisdiction, or do or cause to be done or intentionally omit to do anything, the doing, causing or omitting of which would contest or in any way impair the rights of Licensor in or to any of the Licensed Marks, or that could affect the validity of any of the Licensed Marks or any registrations or applications thereof, including in any action in which enforcement of a provision of this Agreement is sought. Licensee shall not willingly become a party adverse to Licensor in any claim, action, suit, arbitration, litigation or other proceeding in which a third party contests the value, validity and/or enforceability of the Licensed Marks or Licensor’s rights therein;

(ii) except as permitted in Section 3, use (A) any Trademark that is confusingly similar to any of the Licensed Marks; or (B) any word, symbol, character or set of words, symbols or characters, which in any language or any characters would be identified as any of the Licensed Marks or which is otherwise confusingly similar to any of the Licensed Marks; and

(iii) except as permitted in Section 3, adopt, use, reserve, register or attempt to register (or allow others within its control to do the same), in any state or country or other jurisdiction throughout the world, any Trademark that is confusingly similar to, misleading or deceptive with respect to, or dilutes or damages, any of the Licensed Marks.

(c) In the event that either Party learns of any actual or threatened unauthorized use of any of the Licensed Marks by a third party, such Party shall promptly notify the other Party of such use and any details thereof of which such Party is aware. Within twenty (20) days of such notice (or sooner, if reasonably justified under the circumstances), Licensor, in its sole discretion, shall decide and inform Licensee whether

Licensor will commence legal proceedings or take any other action in connection with such use. If Licensor makes such election, Licensee shall, at Licensor’s expense, provide all information in its possession and reasonable assistance to Licensor or its authorized representatives in connection therewith. If Licensor does not so elect and such unauthorized use is materially impairing Licensee’s rights under this Agreement, Licensee may, in its sole discretion, in consultation with Licensor, commence legal proceedings in its own name and/or take other action in connection with such use and Licensor shall, at Licensee’s expense, provide all information in its possession and reasonable assistance to Licensee or its authorized representatives (including all actions reasonably required to assist Licensee in enforcing its rights) in connection therewith. Absent a future agreement to the contrary, the Party bringing an action under this Section shall control such action, bear all costs and expenses associated with such action and keep all settlements and recoveries in connection therewith; provided, however, that neither Party shall enter into any settlement that would prejudice the other Party’s rights in or to the Licensed Trademarks or otherwise impose any liability or obligations on the other Party, without the prior written consent of such Party.

(d) Each Party, as applicable, shall promptly notify the other Party of (i) any material dispute or claim, or any anticipated investigation, by regulators involving the Licensed Marks or products or services provided hereunder; and (ii) any threatened legal action involving the Licensed Marks or products or services provided hereunder.

(e) Licensee shall, upon Licensor’s reasonable request and at Licensor’s expense, execute and deliver to Licensor all documents which are necessary or useful to: (A) secure or preserve Licensor’s rights in and to the Licensed Marks (including Licensor’s ownership of the Licensed Marks and any goodwill associated therewith); (B) protect and enforce Licensor’s rights in and to the Licensed Marks (including in any action taken by Licensor with regard to third parties); (C) record this Agreement or to record Licensee or any Sublicensees as registered user(s) of the Licensed Marks, as appropriate; or (D) cancel such registered user recordations when appropriate.

7. Term and Terminations.

(a) Term. This Agreement shall commence on the Effective Date and shall continue in perpetuity in full force and effect unless and until terminated as provided herein (the “Term”).

(b) Termination as to Theme Park. If Licensee or a Sublicensee ceases to operate any Theme Park under the name of “Busch Gardens”, this Agreement or the applicable sublicense shall terminate with respect to such Theme Park and Licensee’s or Sublicensee’s rights, as applicable in the Licensed Marks, with respect to such Theme Park (but with respect to no other Theme Parks), shall likewise be terminated. If no Person (i.e., Licensee or any Sublicensee) is operating at least one Theme Park under the name of “Busch Gardens”, this Agreement shall terminate in whole. For clarity, the above termination applies if the name of a Theme Park is changed but not if the entire Theme Park ceases to be operational due to a force majeure or similar event, unless Licensee or a Sublicensee (as applicable) does not take active steps within a year to return the Theme Park to operation, in which case, Licensor may terminate this Agreement with respect to such Theme Park, effective upon notice.

(c) Termination as to Licensee. This Agreement shall terminate immediately as to Licensee (and except as provided in Section 12(b), all sublicenses granted pursuant to this Agreement shall terminate immediately as to the respective Sublicensees) in the event:

(i) that Licensee materially breaches Sections 2, 4, 8 or any other provision of this Agreement, in each case, in such a manner that materially impairs the value or validity of, or Licensor’s goodwill in, the Licensed Marks and such breach is not cured within forty-five (45) days after receipt of such notice;

(ii) of a Change of Control of Licensee (including if and after Licensee files for bankruptcy); or

(iii) that Licensee assigns this Agreement or any obligation hereunder (including if and after Licensee files for bankruptcy) to a third party in violation of Section 12.

(d) Termination of Sponsorship Agreement. This Agreement shall terminate immediately if the Sponsorship Agreement terminates pursuant to an uncured material breach by Licensee of (i) Section 2(a) (“Official Corporate Sponsor” rights in the Initial Term), 2(b) (“Presenting Sponsor” rights in the Initial Term), 3 (with respect to the sponsorship rights in Section 2(a) referenced therein), 7(a)(vii)(3) (compliance with applicable law), 14(n) (competing brewer sponsorships) or 14(o) (“Pouring Rights”) thereof, subject to the 45-day cure period set forth in the Sponsorship Agreement, or (ii) Section 14(m) (sponsorship exclusions) thereof, only if (x) Sponsor (as defined in the Sponsorship Agreement) does not elect to terminate the Sponsorship Agreement at the end of such 45-day cure period, (y) such material breach is not cured after sixty (60) days after receipt of notice of such breach, and (z) Sponsor elects to terminate the Sponsorship Agreement thereafter.

(e) Termination as to Sublicensees. Any sublicense granted pursuant to Section 2(b) hereof shall provide that (i) such sublicense shall terminate immediately as to such Sublicensee if this Agreement terminates and/or in the event (A) that such Sublicensee materially breaches any of its obligations under the sublicense and such breach is not cured within forty-five (45) days after receipt of such notice; (B) of a Change of Control of such Sublicensee (including if and after Sublicensee files for bankruptcy); or (C) that such Sublicensee sublicenses this Agreement or any of its obligations thereunder (including if and after Sublicensee files for bankruptcy) and (ii) upon any such termination, such Sublicensee shall terminate all further use of the Licensed Marks as soon as reasonably practicable but in no event more than ninety (90) days after termination, and at Licensor’s option, return to Licensee or irretrievably destroy or delete all materials bearing the Licensed Marks.

(f) Effect of Termination. Upon the termination of this Agreement (or of any license to a Theme Park granted): (i) Licensee shall terminate all further use of the Licensed Marks as soon as reasonably practicable but in no event more than ninety (90) days after termination (provided that any such permitted post-termination use complies with the terms of this Agreement), and at Licensor’s option, return to Licensor or irretrievably destroy or delete all materials bearing the Licensed Marks; and (ii) except as permitted by the foregoing, any and all rights to the Licensed Marks granted hereunder shall immediately cease and without further act or instrument revert to Licensor.

8. Indemnification and Insurance.

(a) Indemnification. Licensee acknowledges that it will have no claims under this Agreement against Licensor, its Affiliates and each of their respective directors, officers, shareholders, employees, agents and representatives (each, a “Licensor Indemnified Party”) for any damage to property or injury to Persons arising out of the operation of Licensee’s business. Licensee agrees to indemnify, hold harmless and defend each Licensor Indemnified Party, with legal counsel reasonably acceptable to Licensor, from and against all third-party demands, claims, injuries, losses, damages, actions, suits, causes of action, proceedings, judgments, liabilities and expenses, including attorneys’ fees, court costs and other legal expenses (collectively, “Claims”), arising out of or connected with, except as otherwise provided in and without limiting the Purchase Agreement: (i) the Theme Parks and their operation after the Closing Date (excluding claims to the extent caused in whole or in part by such Licensor Indemnified Party’s gross negligence), (ii) Licensee’s promotions of the Theme Parks or Licensee’s methods of marketing or promoting the Theme Parks, (iii) any website located at a domain name included in the Licensed Marks, (iv) any Licensed Item, (v) infringement, dilution or other violation of a third party’s intellectual property rights in relation to any use of the Licensed Marks by Licensee not made by the Licensor or its Affiliates immediately prior to the Effective Date, or (iii) any breach by Licensee of any provision of this Agreement or of any representation or warranty made by Licensee in this Agreement. No approval by Licensor of any action by Licensee shall affect any right of Licensor to indemnification hereunder. Licensor agrees to indemnify, hold harmless and defend Licensee, its Affiliates and each of their respective directors, officers, shareholders, employees, agents and representatives, with legal counsel reasonably acceptable to Licensee, from and against all third-party Claims arising out of or connected with (i) Licensor’s operation of its business (but excluding Claims covered by Licensee’s indemnity obligations in Section 8(a) above)) or (ii) any breach by Licensor of any provision of this Agreement or of any representation or warranty made by Licensor in this Agreement.

(b) Insurance. Licensee shall obtain and maintain during the term of this Agreement comprehensive general liability insurance coverage, including products, premises, completed operations and contractual liability insurance (to the extent that such contractual liability insurance can be obtained through commercially reasonable efforts), naming Licensor and its Affiliates as additional insureds. Such insurance shall be underwritten by insurers with an A.M. Best rating of A- or above and shall be written for limits of not less than the Coverage Amount each occurrence combined, for bodily injury, including death and property damage. Licensee shall furnish Licensor promptly upon the execution of this Agreement and annually thereafter on each anniversary date of this Agreement with a certificate of insurance stating thereon the Coverage Amount, the limits of liability, the period of coverage, the parties insured (including Licensee and Licensor), and the insurer’s agreement not to terminate or materially modify such insurance without endeavoring to notify Licensor in writing at least ninety (90) days before such termination or modification. Coverage maintained for Licensor by Licensee shall be exhausted before any insurance maintained by Licensor shall attach. Coverage shall be on an occurrence rather than a claims made basis. In no event shall Licensee make any use of the Licensed Marks before Licensor’s receipt of such insurance certificate. The existence of the insurance coverage shall not mitigate, alter or waive the indemnity provisions in this Agreement. Licensor shall not be responsible for the payment of the premiums, charge taxes, assessments or other costs for the insurance coverage provided by Licensee.

(c) Procedure. The provisions of Section 7.5 (“Third Party Claim Indemnification Procedures”) and Section 7.6 (“Payments”) of the Purchase Agreement shall govern indemnification under this Section 8, mutatis mutandis.

9. Licensor’s Remedies.

Each Party acknowledges and agrees that there would be no adequate remedy at law for its failure to comply with the provisions of this Agreement and agrees that, in the event of such failure and in addition to the rights provided by Section 8, each Party shall be entitled to equitable relief by way of temporary restraining order, preliminary injunction and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper, without the necessity of posting bond or proving actual damages. This remedy is separate and apart from any other remedy a Party may have.

10. Maintenance.

Licensee shall have the sole right, but not the obligation, at Licensee’s sole cost and expense, to maintain and renew all Licensed Marks in the United States Patent and Trademark Office or any other federal, state or local agency or foreign equivalent, or any other registry (including domain name registries) or equivalent, as applicable, which shall include the filing of all necessary documentation and payment of all renewal, maintenance and other fees. Licensor will reasonably cooperate with Licensee in such maintenance efforts, at Licensee’s sole cost and expense, including by executing all documents and performing all acts reasonably requested by Licensee in connection therewith. Licensee shall give Licensor at least thirty (30) days advance notice of its intent to no longer maintain any such Licensed Marks, and at Licensor’s request and expense, will allow Licensor to do so.

11. Security Interest.

To protect Licensee from and against all damages of any kind or nature resulting from Licensor’s rejection of this agreement in bankruptcy, Licensor hereby grants to Licensee a continuing security interest in and first priority lien upon the Licensed Marks (the “Security Interest”). Licensor shall execute any documents and perform all further acts, including with all applicable government agencies and authorities, at Licensee’s expense, which Licensee reasonably requests in order to evidence and perfect the Security Interest. Upon termination of this Agreement as to all Theme Parks under Section 7(b) (but not if Licensor rejects this Agreement in bankruptcy), the Security Interest shall automatically terminate (subject to Section 12(b)) and Licensee shall execute any documents and perform all further acts, including with all applicable government agencies and authorities, at Licensor’s expense, which Licensor reasonably requests in order to evidence and record such termination.

12. Assignment and Sales.

(a) Complete Sale to a Single Acquirer. Licensee must, and may without consent, assign this Agreement in whole (i) if Licensee (A) divests all of the Theme Parks (or the Persons who own them) as one or more divested entities to be acquired by a single Person that is not a Competing Person) or (B) sells all of the Theme Parks (or the Persons who own them) to a Person that is not a Competing Person or (ii) in any transaction described in Section 12(b)(iii). For clarity, Licensee cannot retain any of its rights under this Agreement unless Licensee continues to own at least one Theme Park.

(b) Sale to Partial Acquirer. If Licensee either (i) divests less than all of the Theme Parks (or the Persons who own them) as one or more divested entities to be acquired by one or more Persons (none of which may be a Competing Person) or (ii) sells less than all of the Theme Parks (or the Persons who own them) to one or more Persons (none of which may be a Competing Person), the following provisions apply. For clarity, after any transaction in this Section 12(b), only one Person at a time, the person who is “Licensee” hereunder, can hold the right under this Agreement to use the Licensed Marks in connection with New Parks (e.g, to build or rebrand amusement or theme parks under the Licensed Marks).

(i) If the transaction involves a single divested entity or acquirer (for example, Licensee owns 10 Theme Parks: Licensee retains 5 Theme Parks and sells 5 Theme Parks to one Person), Licensee may, without consent, (A) assign this Agreement in whole to such entity or acquirer, and at Licensee’s request, Licensor must consent to a grant by the acquirer or divested entity to Licensee of an Existing Park Sublicense or (B) retain this Agreement and grant an Existing Park Sublicense to such entity or acquirer. In the event that any party grants an Existing Park Sublicense under this Section 12(b)(i), such Existing Park Sublicense will require, that if sublicensor’s rights under this Agreement are terminated for any reason (or rejected in bankruptcy), the sublicensee will enter into a direct license with Licensor on substantially similar terms as the Existing Park Sublicense for the applicable Theme Parks, and Licensor agrees to enter into such direct license.

(ii) If the transaction involves more than one divested entity or acquirer and Licensee continues to own at least one existing Theme Park (for example, Licensee owns 10 Theme Parks: Licensee retains 2 Theme Parks, sells 5 Theme Parks to one Person and sells 3 to another Person), Licensee may, without consent, (A) assign this Agreement in whole to one such entity or acquirer, and at Licensee’s request, Licensor must consent to a grant by the acquirer or divested entity to Licensee and any other divested entities or acquirers of one or more Existing Park Sublicenses; or (B) retain this Agreement and grant an Existing Park Sublicense to each such entity or acquirer. In the event that any party grants any Existing Park Sublicenses under this Section 12(b)(ii), such Existing Park Sublicenses will require, that if sublicensor’s rights under this Agreement are terminated for any reason (or rejected in bankruptcy), each such sublicensee will enter into a direct license with Licensor on substantially similar terms as the Existing Park Sublicense for the applicable Theme Parks, and Licensor agrees to enter into such direct license.

(iii) If the transaction involves more than one divested entity or acquirer, and Licensee will no longer continue to own at least one existing Theme Park (for example, Licensee owns 10 Theme Parks: Licensee sells 5 Theme Parks to one Person and sells 5 to another Person), Licensee must and may without consent, assign this Agreement in whole to one such entity or acquirer, and at Licensee’s request, Licensor must consent to a grant by the acquirer or divested entity to any other divested entities or acquirers of one or more Existing Park Sublicenses. Any such sublicense will require, that if sublicensor’s rights under this Agreement are terminated for any reason (or rejected in bankruptcy), each such sublicensee will enter into a direct license with Licensor on substantially similar terms as the Existing Park Sublicense for the applicable Theme Parks, and Licensor agrees to enter into such direct license.

(c) Sponsorship Agreement. Any assignee or sublicensee under an Existing Park Sublicense must promptly enter into an agreement with Licensor on terms substantially similar to the Sponsorship Agreement, with respect to the applicable Theme Parks.

(d) Other Rights. This Section 12 does not restrict Licensee from making any sale, lease or other disposition of any assets or rights relating to one or more Theme Parks without assigning or sublicensing this Agreement. For clarity, if Licensee sells one or more (but not all) of the Theme Parks but does not assign or sublicense this Agreement pursuant to Section 12(a) or 12(b), Licensee retains the right to exercise its rights under Section 12(a) or 12(b) in a future qualifying transaction.

(e) Assignment by Licensor. Licensor may not assign, transfer, sell or otherwise dispose of the Licensed Marks to any Person other than an Affiliate without first granting Licensee a reasonable right of first refusal to purchase them, and any assignee, transferee, or purchaser of the Licensed Marks must assume in writing all of Licensor’s obligations hereunder. Licensor may not assign this Agreement except to the then-current owner of the Licensed Marks.

(f) Other Transactions. Licensor agrees that Licensee may pledge or grant a lien in its rights in this Agreement and/or assume this Agreement in bankruptcy; provided that Licensee does not assign this Agreement to a Competing Person and subject to all other terms and conditions of this Agreement. Except as permitted in Section 12, neither Party may assign this Agreement without the other Party’s prior written consent, which consent shall not be unreasonably withheld.

(g) Effect of Assignment. Any purported sublicense or assignment granted in violation of this Agreement shall be null and void ab initio and of no force and effect. In the event of a permitted assignment, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors, assigns and transferees.

13. Miscellaneous.

(a) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(b) Notices. All notices or other communications required under the provisions of this Agreement shall be (i) in writing; (ii) delivered by hand; by registered or certified mail, return receipt requested or by facsimile transmission; and (iii) deemed given upon receipt. All notices or other communications shall be sent to the parties at the address set forth below, or at such other address as the parties shall have specified by written notice:

If to Licensor:

Anheuser-Busch Companies, Inc.

One Busch Place

St. Louis, Missouri 63118

Telecopy: (314) 577-0776

Attn: Vice President and General Counsel

If to Licensee:

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Telephone: 212-583-5000

Fax: 212-583-5710

Email: wallace@blackstone.com

Attn: Peter Wallace

(c) Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 13(b) of this Agreement. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(e) Entire Agreement. This Agreement (including all Exhibits hereto) and the applicable provisions of the Sponsorship Agreement and Purchase Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any representation, promise, or condition not explicitly set forth herein shall not be binding on any party. Any amendments or modifications to this Agreement must be in writing specifically referencing and amending or modifying this Agreement and signed by an officer of each party.

(f) Nonwaiver. The failure of any party to assert or enforce any right arising under this Agreement shall not constitute a waiver of such right, or any other right arising hereunder. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party charged with such waiver.

(g) Headings. Any headings or captions appearing in this Agreement are intended solely for convenience of reference and shall not constitute a part of this Agreement or define or limit any of the terms and conditions hereof.

(h) Relationship. The parties hereto are and shall remain independent contractors. Nothing herein shall be deemed to establish a partnership, joint venture or agency relationship between the parties. Neither party shall have the right to obligate or bind the other party in any manner to any third party.

(i) No Third-Party Rights. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies resulting from this Agreement.

(j) Costs. Unless expressly stated to the contrary in this Agreement, all costs incurred by a party hereto in connection with its performance hereunder shall be borne by that party.

(k) Survival. Each of the provisions of this Agreement which are not, by the expressed terms of this Agreement, fully to be performed during the term of this Agreement including, without limitation, Sections 6(a), 7(f), 8(a), 9, 12(b) (as applicable) and 13 (as applicable) shall survive the termination of this Agreement for any reason.

(l) Further Assurances. Licensor and Licensee agree to execute such further documentation and perform such further actions, including the recordation of such documentation with the appropriate authorities, as may be reasonably requested by the other party to evidence and effectuate further the purposes and intents set forth in this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by each party hereto through a duly authorized representative as of the day and year first above written.

LICENSOR:

ANHEUSER-BUSCH, INCORPORATED

By:	/s/ Thomas Larson
	Name:	Thomas Larson
	Title:	Assistant Secretary

LICENSEE:

BUSCH ENTERTAINMENT LLC

By:
	Name:	James D. Atchison
	Title:	Authorized Person

Signature Page to Trademark License Agreement

IN WITNESS WHEREOF, this Agreement has been executed by each party hereto through a duly authorized representative as of the day and year first above written.

LICENSOR:

ANHEUSER-BUSCH, INCORPORATED

By:
	Name:	Thomas Larson
	Title:	Assistant Secretary

LICENSEE:

BUSCH ENTERTAINMENT LLC

By:	/s/ James D. Atchison
	Name:	James D. Atchison
	Title:	Authorized Person

Signature Page to Trademark License Agreement

Exhibit A

Licensed Marks

Country Name	Trademark Name	App Number	Fil Date	Reg Number	Reg Date	Owner
Azerbaijan	BUSCH GARDENS	967395	18-June-2008	967395	18-Jun-2008	Licensor

Saudi Arabia	BUSCH GARDENS	135321	14-Sep-2008

Spain	BUSCH GARDENS	1548637	12-Feb-1990	1548637	04-Jan-1993	Licensor

China (People’s Republic)	BUSCH GARDENS	93092481	02-Sep-1993	778712	28-Feb-1995	Licensor

Korea, Republic of	BUSCH GARDENS	93002302	03-May-1993	25113	12-Oct-1994	Licensor

Canada	BUSCH GARDENS	1157533	05-Nov-2002	618382	01-Sep-2004	Licensor

United Arab Emirates	BUSCH GARDENS	73146	14-Sep-2005	60421	16-May-2006	Licensor

United Arab Emirates	BUSCH GARDENS	73147	14-Sep-2005	77711	21-Nov-2006	Licensor

Iran	BUSCH GARDENS	87082107	11-Nov-2008			Licensor

Turkmenistan	BUSCH GARDENS	967395	18-Jun-2008	967395	18-Jun-2008	Licensor

Country Name	Trademark Name	App Number	Fil Date	Reg Number	Reg Date	Owner
Belarus	BUSCH GARDENS	967395	18-Jun-2008	967395	18-Jun-2008	Licensor

European Community	BUSCH GARDENS	967395	18-Jun-2008	967395	18-Jun-2008	Licensor

Georgia	BUSCH GARDENS	967395	18-Jun-2008	967395	18-Jun-2008	Licensor

Croatia	BUSCH GARDENS	967395	18-Jun-2008	967395	18-Jun-2008	Licensor

Kyrgyz Republic	BUSCH GARDENS	967395	18-Jun-2008	967395	18-Jun-2008	Licensor

Moldova	BUSCH GARDENS	967395	18-Jun-2008	967395	18-Jun-2008	Licensor

Russian Federation	BUSCH GARDENS	967395	18-Jun-2008	967395	18-Jun-2008	Licensor

Int’l Registration – Madrid Protocol Only	BUSCH GARDENS	967395	18-Jun-2008	967395	18-Jun-2008	Licensor

United States of America	BUSCH GARDENS	72/347190	29-Dec-1969	925302	07-Dec-1971	Licensor

United States of America	BUSCH GARDENS (Stylized)	78/172574	09-Oct-2002	2783350	11-Nov-2003	Licensor

United States of America	THE WORLDS OF BUSCH GARDENS	77/090868	25-Jan-2007	3293429	18-Sep-2007	Licensor

United States of America	BUSCH GARDENS	78/953564	16-Aug-2006	3256146	26-Jun-2007	Licensor

Country Name	Trademark Name	App Number	Fil Date	Reg Number	Reg Date	Owner

United States of America	BUSCH GARDENS	78/953522	16-Aug-2006	3283086	21-Aug-2007	Licensor

United States of America	BUSCH GARDENS	78/958346	23-Aug-2006	3312598	16-Oct-2007	Licensor

United States of America	BUSCH GARDENS	78/958231	23-Aug-2006	3256382	26-Jun-2007	Licensor

United States of America	BUSCH GARDENS	78/959322	24-Aug-2006	3256430	26-Jun-2007	Licensor

United States of America	BUSCH GARDENS	78/964851	31-Aug-2006	3256481	26-Jun-2007	Licensor

United States of America	BUSCH GARDENS	78/965306	31-Aug-2006	3302601	02-Oct-2007	Licensor

United States of America	BUSCH GARDENS	78/965962	01-Sep-2006	3256484	26-Jun-2007	Licensor

United States of America	BUSCH GARDENS	77/000227	15-Sep-2006	3273349	07-Aug-2007	Licensor

United States of America	BUSCH GARDENS	77/002024	19-Sep-2006	3273369	07-Aug-2007	Licensor

United States of America	BUSCH GARDENS	77/003565	20-Sep-2006	3235723	01-May-2007	Licensor

United States of America	BUSCH GARDENS	77/005002	22-Sep-2006	3337890	20-Nov-2007	Licensor

United States of America	BUSCH GARDENS	77/215259	26-Jun-2006	3503701	23-Sep-2008	Licensor

Exhibit B

Interest Domain Names

Domain Name	Expiration Date
bgtip.com	2010-07-01
bgtmobile.com	2010-04-16
bgwchristmas.com	2010-11-07
bgwfun.com	2010-12-16
bgwilliamsburg.com	2010-05-11
bgwjobs.com	2010-10-21
bgwmobile.com	2010-04-16
bgwpolls.com	2011-06-25
boycottbusch-gardens.com	2010-11-17
boycottbuschgardens.com	2010-11-17
busch-gardens.com	2010-03-26
busch-gardens.us	2010-04-18
buschentertainmentcorporation.us	2010-04-25
buschgarden.cn	2010-03-16
buschgarden.com.cn	2010-12-15
buschgarden.net.cn	2010-12-15
buschgarden.org	2011-01-29
buschgarden.org.cn	2010-12-15
buschgardenmobile.com	2010-04-16
buschgardennews.com	2010-11-13
buschgardens.asia	2009-11-21
buschgardens.biz	2010-11-18
buschgardens.com	2010-07-06
buschgardens.info	2010-08-01
buschgardens.mobi	2010-06-12
buschgardens.net	2010-03-23
buschgardens.org	2010-12-12
buschgardens.us	2010-04-18
buschgardensdubai.com	2010-02-22
buschgardensdubai.org	2010-02-22
buschgardensdubai.travel	2010-02-22
buschgardensexcursions.com	2010-04-12
buschgardensezticket.com	2010-05-01
buschgardensgroupevents.com	2010-09-08
buschgardensinfo.com	2010-03-30
buschgardensjobs.com	2010-04-18
busehgardenspassmember.com	2010-06-10
buschgardensshop.com	2010-12-19
buschgardenstalent.com	2010-07-11
buschgardenstampa.biz	2010-06-17
busehgardenstampa.info	2010-06-18
buschgardenstampa.mobi	2010-09-26

Domain Name	Expiration Date
buschgardenstampa.net	2010-06-18
buschgardenstampa.org	2010-06-18
buschgardenstampa.us	2010-04-23
buschgardenstampabay.com	2010-05-11
buschgardensusa.org	2010-02-22
buschgardensusa.travel	2010-02-22
buschgardensvacations.com	2010-05-30
buschgardenswilliamsburg.biz	2010-06-17
buschgardenswilliamsburg.com	2010-07-25
buschgardenswilliamsburg.info	2010-06-18
buschgardenswilliamsburg.mobi	2010-09-26
buschgardenswilliarnsburg.net	2010-06-18
buschgardenswilliamsburg.org	2010-06-18
buschgardenswilliamsburg.us	2010-04-23
bush-gardens.com	2010-04-20
bush-gardens.net	2010-04-20
bushgardenmobile.com	2010-04-16
bushgardens.com	2010-09-18
bushgardens.net	2010-04-18
bushgardensfl.com	2010-05-24
bushgardensflorida.com	2010-05-24
bushgardensmobile.com	2010-04-16
bushgardenstampabay.com	2010-04-14
bushgardensvacations.com	2010-04-05
bushgardensvacations.net	2010-04-05
christmasatbushgardens.com	2010-07-28
clubbushgardens.com	2010-01-26
floridabushgardens.com	2010-05-24
gloryatthegardens.com	2010-07-28
gloryatthegardenstampa.com	2010-01-14
mybuschgardens.com	2011-03-09
mybuschgardens.info	2011-02-16
mybuschgardensinfo.com	2011-02-08
mybuschgardensphoto.com	2011-06-02
mybuschgardensphotos.com	2011-06-02
swbg-adventurecamp.com	2010-03-11
swbg-adventurecamps.com	2010-03-11
swbg-animal.com	2010-08-06
swbg-animal.org	2010-08-06
swbg-animals.com	2010-08-06
swbg-animals.org	2010-08-06
swbg-conservation.org	2010-06-06
swbg-conservationfund.com	2010-03-20
swbg-conservationfund.net	2010-03-20
swbg-conservationfund.org	2010-04-25
swbg-estore.com	2010-01-10

Domain Name	Expiration Date
swbgadventurecamp.com	2010-03-10
swbgadventurecamps.com	2010-03-11
swbganimal.com	2010-08-06
swbganimal.org	2010-08-06
swbganimals.com	2010-08-06
swbganimals.org	2010-08-06
swbgconservationfund.com	2010-03-20
swbgconservationfund.net	2010-03-20
swbgconservationfund.org	2010-08-12
swbgfund.com	2010-05-05
swbgfund.org	2010-05-05
talentsearchbgw.com	2010-12-03
williamsburgbuschgardens.com	2010-10-10

Exhibit C – Approval Contacts

Anheuser-Busch Companies, Inc.

One Busch Place

St. Louis, Missouri 63118

Telecopy: (314) 577-0776

Attn: General Counsel

With copy to:

Anheuser-Busch Companies, Inc.

One Busch Place

St. Louis, Missouri 63118

Telecopy: (314) 577-0776

Attn: Intellectual Property Section Head, Legal Department